As filed with the Securities and Exchange Commission on May 19, 2022

Registration No. 333-252958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Resource REIT, Inc.

(Rapids Merger Sub LLC as successor by merger to Resource REIT, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Maryland	80-0854717
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 17th Floor, Philadelphia, PA 19103

(215) 231-7050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Resource REIT, Inc. 2020 Long-Term Incentive Plan

(Full Title of Plan)

Jacob Werner

Senior Managing Director and Vice President

Rapids Merger Sub LLC

345 Park Avenue, New York, NY 10154

(212) 583-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-252958) (the “Registration Statement”) of Resource REIT, Inc., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on February 10, 2021.

On May 19, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 23, 2022, among the Company, Rapids Parent LLC, a Delaware limited liability company and Rapids Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”), under the name “Rapids Merger Sub LLC.”

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2022.

Rapids Merger Sub LLC
(as successor by merger to Resource REIT, Inc.)

By:	/s/ Richard Reyes
Name:	Richard Reyes
Title:	Managing Director and Vice President